Exhibit 99.1

Heart Test Laboratories, Inc. Announces Pricing of $6.375 Million

Initial Public Offering and Nasdaq Listing

Southlake, Texas, June 15, 2022 (GLOBE NEWSWIRE) — Heart Test Laboratories, Inc. (NASDAQ: HSCS; HSCSW) (“HeartSciences” or the “Company”), a medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG’s clinical usefulness, today announced the pricing of its initial public offering of 1,500,000 units, each consisting of one share of common stock (the “Common Stock”) and a warrant (the “Warrants”) to purchase one share of Common Stock, at a public offering price of $4.25 per unit for aggregate gross proceeds of approximately $6.375 million, prior to deducting underwriting discounts, commissions, and other offering expenses. Each unit will immediately separate into one share of Common Stock and one Warrant. Each Warrant permits the holder to purchase one share of Common Stock at an exercise price of $4.25 per share, exercisable until the fifth anniversary of the issuance date.

In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of Common Stock and/or Warrants to purchase up to 225,000 shares of Common Stock, in any combination thereof, at the initial public offering price, less underwriting discounts and commissions to cover over-allotments, if any. The offering is expected to close on June 17, 2022, subject to customary closing conditions.

In connection with the offering, HeartSciences has received approval to list its Common Stock and Warrants on the Nasdaq Capital Market, with its Common Stock trading under the symbol “HSCS” and the Warrants trading under the symbol “HSCSW”, with trading expected to begin on June 15, 2022.

The gross proceeds to HeartSciences from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be $6.375 million. HeartSciences expects to use the net proceeds from the offering primarily to fund FDA clearance for the MyoVista device, including completion of the pivotal clinical validation study, and for working capital and general corporate purposes.

The Benchmark Company, LLC is acting as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-265024), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on June 14, 2022. The offering will be made only by means of a prospectus forming a part of the registration statement. A copy of the final prospectus relating to this offering, when available, will be filed with the SEC and may also be obtained from The Benchmark Company, LLC, Attn: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 or by calling 212-312-6700 or by emailing prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heart Test Laboratories, Inc.

Heart Test Laboratories, Inc. (d/b/a HeartSciences) is medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG’s clinical usefulness. The Company’s objective is to make an ECG a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences’ first product candidate for FDA clearance, the MyoVista wavECG, or the MyoVista, is a resting 12-lead ECG that is also designed to provide diagnostic information related to cardiac dysfunction which has traditionally only been available through the use of cardiac imaging. The MyoVista also provides conventional ECG information in the same test. The business model, which involves the use of the MyoVista device and consumables for each test, is expected to be “razor-razorblade” as the electrodes used with the MyoVista are proprietary to HeartSciences, and new electrodes are required for every test performed. Additional information about the Company is available at www.heartsciences.com.

Important Cautions Regarding Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements” including, among other things, statements about HeartSciences’ beliefs and expectations. The expectations reflected in these forward-looking statements involve significant assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Potential risks and uncertainties include, but are not limited to, risks discussed in HeartSciences’ filings with the U.S. Securities and Exchange Commission at www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Crescendo Communications, LLC

Email: HSCS@crescendo-ir.com

Tel: (212) 671-1021